SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D

                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                    THERETO FILED PURSUANT TO RULE 13(d)-2(a)

                              (Amendment No. 1)(1)

                                USWEB CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                          COMMON STOCK $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   917327 10 8
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                 August 14, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (Page of 43 Pages)
--------
                  (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

                  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D           Page 2 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             1,644,199(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         150,383(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         1,644,199(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         150,383(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,794,582(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      4.1%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1) Includes 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants.
(2) Consists of (i) 140,321 shares of Common Stock and (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Wheatley disclaims beneficial ownership of these securities.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D           Page 3 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Rubenstein
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      PF, 00
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
    6          CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                                34,623 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         2,689,179(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         34,623 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         2,689,179(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,723,802(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      6.3%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley, (b)(i) 140,321 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign, (c)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century, (d)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D           Page 4 of 43 Pages
-----------------------------                     ------------------------------

         warrants held by 21st Century T-E, (e)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign and (f) 163,155 shares of Common Stock held by Woodland Partners. Mr. Rubenstein disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D           Page 5 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        Irwin Lieber
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      PF, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      UNITED STATES
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             34,623 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         2,526,024(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         34,623 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         2,526,024(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,560,647(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      5.9%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley, (b)(i) 140,321 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign, (c)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century, (d)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D           Page 6 of 43 Pages
-----------------------------                     ------------------------------


         warrants held by 21st Century T-E and (e)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Lieber disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D           Page 7 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Fingerhut
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         2,526,024(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         2,526,024(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,526,024(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      5.8%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley, (b)(i) 140,321 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign, (c)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century, (d)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D           Page 8 of 43 Pages
-----------------------------                     ------------------------------


         warrants held by 21st Century T-E and (e)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Fingerhut disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D           Page 9 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Partners, LLC
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,794,582(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,794,582(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,794,582(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      4.1%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley and (b)(i) 140,321 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Wheatley LLC disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D         Page 10 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Seth Lieber
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      PF, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             11,541 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,794,582(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         11,541 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,794,582(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,806,123(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      4.2%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley and (b)(i) 140,321 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Mr. Lieber disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D           Page 11 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Jonathan Lieber
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      PF, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                            11,541 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                        1,794,582(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                        11,541 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,794,582(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,806,123(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      4.2%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley and (b)(i) 140,321 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Mr. Lieber disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D          Page 12 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Management Ltd.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         150,383(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         150,383(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      150,383(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.3%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (i) 140,321 shares of Common Stock and (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Wheatley Management disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D          Page 13 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                                150,383(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,644,199(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         150,383(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,644,199(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,794,582(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      4.1%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 10,062 shares of Common Stock issuable upon the exercise of currently exercisable warrants.

(2) Consists of (i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley. Wheatley Foreign disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 14 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Woodland Partners
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
--------------------------------------------------------------------------------
  NUMBER OF             7          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            163,155 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         0 shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         163,155 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      163,155 shares
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.4%
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 15 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Marilyn Rubenstein
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
  NUMBER OF             7          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         163,155(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         163,155(1) shares
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      163,155(1) shares
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            0.4%
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 130,612 shares of Common Stock held by Woodland Partners. Mrs. Rubenstein disclaims beneficial ownership of these securities except to the extent of her equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 16 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        21st Century Communications Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             495,909(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         235,533(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         495,909(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         235,533(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants.
(2) Consists of (a)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (b)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. 21st Century disclaims beneficial ownership of these securities.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 17 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    21st Century Communications T-E Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             168,646(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         562,796(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         168,646(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         562,796(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants.
(2) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners and (b)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. 21st Century T-E disclaims beneficial ownership of these securities.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 18 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                       21st Century Communications Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             66,887(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         664,555(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         66,887(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         664,555(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 18,398 shares of Common stock issuable upon exercise of currently exercisable warrants.
(2) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners and (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E. 21st Century Foreign disclaims beneficial ownership of these securities.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 19 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Sandler Investment Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         731,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         731,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Sandler Investment disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 20 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
      1          NAME OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Sandler Capital Management
--------------------------------------------------------------------------------
      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3          SEC USE ONLY

--------------------------------------------------------------------------------
      4          SOURCE OF FUNDS*
                       WC, OO
--------------------------------------------------------------------------------
      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEM 2(d) OR 2(e)                               / /
--------------------------------------------------------------------------------
      6          CITIZENSHIP OR PLACE OR ORGANIZATION

                       New York
--------------------------------------------------------------------------------
  NUMBER OF              7          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                         8          SHARED VOTING POWER

                                         731,442(1) shares
                ----------------------------------------------------------------
                         9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                        10          SHARED DISPOSITIVE POWER

                                         731,442(1) shares
--------------------------------------------------------------------------------
      11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON

                      731,442(1) shares
--------------------------------------------------------------------------------
      12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                 CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------
      13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.7%
--------------------------------------------------------------------------------
      14         TYPE OF REPORTING PERSON*

                      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Sandler Capital disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 21 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         ARH Corp.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         731,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         731,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. ARH Corp. disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 22 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         ALSI, LLC
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         731,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         731,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. ALSI, LLC disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 23 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         MJDM Corp.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         731,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         731,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. MJDM Corp. disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 24 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         Four JK Corp.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         731,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         731,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Four JK Corp. disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 25 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                InfoMedia Associates, Ltd.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         731,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         731,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. InfoMedia Associates disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 26 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Harvey Sandler
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         731,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         731,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Sandler disclaims

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 27 of 43 Pages
-----------------------------                     ------------------------------


         beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 28 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Andrew Sandler
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         731,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         731,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Sandler disclaims

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 29 of 43 Pages
-----------------------------                     ------------------------------


         beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 30 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Michael Marocco
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         731,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         731,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Marocco disclaims

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 31 of 43 Pages
-----------------------------                     ------------------------------


         beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 32 of 43 Pages
-----------------------------                     ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      John Kornreich
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         731,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         731,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Kornreich disclaims

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 33 of 43 Pages
-----------------------------                     ------------------------------


         beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 34 of 43 Pages
-----------------------------                     ------------------------------


                  The following constitutes Amendment No. 1 to the Schedule 13D filed by the undersigned (the "Schedule 13D"). Except as specifically amended by this Amendment No. 1, the Schedule 13D remains in full force and effect.

Item 3 is amended in it's entirety to read as follows:

Item 3.           Source and Amount of Funds or Other Consideration.(2)

                  The aggregate purchase price of the 1,644,199 shares of Common Stock (including 110,710 shares issuable upon exercise of currently exercisable warrants at an exercise price of $7.50 per share, subject to adjustment) held by Wheatley is $7,334,470.75 (including the value of a cashless exercise of warrants issued by Gray Peak Technologies, Inc. ("Gray Peak") prior to the Merger (as hereinafter defined)) and were acquired with its working capital and its other funds.

                  The aggregate purchase price of the 150,383 shares of Common Stock (including 10,062 shares issuable upon exercise of currently exercisable warrants at an exercise price of $7.50 per share, subject to adjustment) held by Wheatley Foreign is $665,530.57 (including the value of a cashless exercise of warrants issued by Gray Peak prior to the Merger) and were acquired with its working capital and its other funds.

                  The aggregate purchase price of the 163,155 shares of Common Stock held by Woodland Partners is $700,000 (including the value of a cashless exercise of warrants issued by Gray Peak prior to the Merger) and were acquired with its working capital and other funds.

                  The aggregate purchase price of the 495,909 shares of Common Stock (including 136,473 shares issuable upon exercise of currently exercisable warrants at an exercise price of $7.50 per share) held by 21st Century Partners is approximately $2,463,676.10 and were acquired with its working capital and its other funds.

                  The aggregate purchase price of the 168,646 shares of Common Stock (including 46,417 shares issuable upon exercise of currently exercisable warrants at an exercise price of $7.50 per share) held by 21st Century T-E is approximately $837,831.16 and were acquired with its working capital and its other funds.

                  The aggregate purchase price of the 66,887 shares of Common Stock (including 18,398 shares issuable upon exercise of currently exercisable warrants at an exercise price of $7.50 per share) held by 21st Century Foreign is approximately $332,293.70 and were acquired with its working capital and its other funds.

                  Barry A. Rubenstein, Irwin Lieber, Seth Lieber and Jonathan Lieber acquired 34,623, 34,623, 11,541 and 11,541 shares of Common Stock upon the cashless exercise of warrants issued by Gray Peak prior to the Merger valued at $120,000, $120,000, $40,000 and $40,000, respectively.

Item 5(a) and (b) are amended in their entirety to read as follows:

Item 5.           Interest in Securities of the Issuer.

                  (a) The following table sets forth the aggregate number and percentage (based on 42,698,649 shares of Common Stock outstanding as of June 30, 1998 as reported by a representative of the Issuer and 641,849 shares of Common Stock issued

----------------

(2) Reference is made to Item 5(c) regarding the issuance to certain Reporting Persons of certain shares of Common Stock upon the exchange of shares of Gray Peak Common Stock (as hereinafter defined) pursuant to the Merger.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 35 of 43 Pages
-----------------------------                     ------------------------------


in July 1998 pursuant to the Merger Agreement) of Common Stock beneficially owned by each Reporting Person named in Item 2 of Schedule 13D.


                                                                         Percentage of
                                         Shares of Common               Shares of Common
                                               Stock                         Stock
Name                                    Beneficially Owned             Beneficially Owned
----                                    ------------------             ------------------

Wheatley Partners, L.P.(1)                  1,794,582                        4.1

Barry Rubenstein(2)(5)                      2,723,802                        6.3

Irwin Lieber(2)                             2,560,647                        5.9

Barry Fingerhut(2)                          2,526,024                        5.8

Wheatley Partners, LLC(3)                   1,794,582                        4.1

Seth Lieber(3)                              1,806,123                        4.2

Jonathan Lieber(3)                          1,806,123                        4.2

Wheatley Management Ltd.(4)                   150,383                        0.3

Wheatley Foreign Partners, L.P.(3)          1,794,582                        4.1

Woodland Partners                             163,155                        0.4

Marilyn Rubenstein(5)                         163,155                        0.4

21st Century Communications                   731,442                        1.7
Partners L.P.(6)

21st Century Communications T-E               731,442                        1.7
Partners L.P.(6)

21st Century Communications                   731,442                        1.7
Foreign Partners L.P.(6)

Sandler Investment Partners,                  731,442                        1.7
L.P.(6)

Sandler Capital Management(6)                 731,442                        1.7

ARH Corp.(6)                                  731,442                        1.7

ALSI, LLC(6)                                  731,442                        1.7

MJDM Corp.(6)                                 731,442                        1.7

Four JK Corp.(6)                              731,442                        1.7

InfoMedia Associates, Ltd.(6)                 731,442                        1.7

Harvey Sandler(6)                             731,442                        1.7

Andrew Sandler(6)                             731,442                        1.7

Michael Marocco(6)                            731,442                        1.7

John Kornreich(6)                             731,442                        1.7

---------------------

(1) Includes (i) 140,321 shares of Common Stock and (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Wheatley disclaims beneficial ownership of these securities.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 36 of 43 Pages
-----------------------------                     ------------------------------


(2) Includes (a)(i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley (b)(i) 140,321 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign, (c)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century, (d)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrant held by 21st Century T-E, and (e)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Each of Mr. Rubenstein, Mr. I. Lieber and Mr. Fingerhut disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

(3) Includes (a)(i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley (b)(i) 140,321 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Each of Wheatley LLC, Mr. S. Lieber, Mr. J. Lieber and Wheatley Foreign disclaims beneficial ownership of these securities except to the extent of his/its respective equity interest therein.

(4) Includes (i) 140,321 shares of Common Stock and (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Wheatley Management disclaims beneficial ownership of these securities except to the extent of its equity interest therein.

(5) Consists of 163,155 shares of Common Stock held by Woodland Partners. Each of Mr. and Ms. Rubenstein disclaims beneficial ownership of these securities except to the extent of his/her respective equity interest therein.

(6) Includes (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrant held by 21st Century T-E, and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Each of 21st Century, 21st Century T- E, 21st Century Foreign, Sandler Investment, Sandler Capital, ARH Corp., ALSI, LLC, MJDM Corp., Four JK Corp., InfoMedia Associates, Mr. H. Sandler, Mr. A. Sandler, Mr. Marocco and Mr. Kornreich disclaim beneficial ownership of these securities except to the extent of his/its respective equity interest therein.

                  (b) Wheatley has sole power to vote and dispose of 1,644,199 shares of Common Stock, representing approximately 3.8% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 150,383 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

         Wheatley Foreign has sole power to vote and dispose of 150,383 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 1,644,199 shares of Common Stock, representing approximately 3.8% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Wheatley Foreign, Wheatley Management may be deemed to have shared power to vote and dispose of 150,383 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

         By virtue of being the general partner of Wheatley and a general partner of Wheatley Foreign, Wheatley LLC may be deemed to have shared power to vote and

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 37 of 43 Pages
-----------------------------                     ------------------------------


dispose of 1,794,582 shares of Common Stock, representing approximately 4.1% of the outstanding shares of Common Stock.

         Barry Rubenstein has sole power to vote and dispose of 34,623 shares of Common Stock, representing less than 1% of the outstanding shares of Common
Stock and by virtue of his being a member and an officer of Wheatley LLC, a shareholder, officer and director of InfoMedia and a general partner of Woodland Partners, Mr. Rubenstein may be deemed to have shared power to vote and dispose of 2,689,179 shares of Common Stock, representing approximately 6.2% of the outstanding shares of Common Stock.

         Irwin Lieber has sole power to vote and dispose of 34,623 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and by virtue of his being a member and an officer of Wheatley LLC, and a shareholder, officer and director of InfoMedia, Mr. Lieber may be deemed to have shared power to vote and dispose of 2,526,024 shares of Common Stock, representing approximately 5.8% of the outstanding shares of Common Stock.

         By virtue of his being a member of Wheatley LLC, and a shareholder, officer and director of InfoMedia, Barry Fingerhut may be deemed to have shared power to vote and dispose of 2,526,024 shares of Common Stock, representing approximately 5.8% of the outstanding shares of Common Stock.

         Jon Lieber has sole power to vote and dispose of 11,541 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and by virtue of his being a member and an officer of Wheatley LLC, Mr. Lieber may be deemed to have shared power to vote and dispose of 1,794,582 shares of Common Stock, representing approximately 4.1% of the outstanding shares of Common Stock.

         Seth Lieber has sole power to vote and dispose of 11,541 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and by virtue of his being a member and an officer of Wheatley LLC, Mr. Lieber may be deemed to have shared power to vote and dispose of 1,794,582 shares of Common Stock, representing approximately 4.1% of the outstanding shares of Common Stock.

         Woodland Partners has sole power to vote and dispose of 163,155 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

         By virtue of her being a general partner of Woodland Partners, Marilyn Rubenstein may be deemed to have shared power to vote and dispose of 130,612 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

         21st Century Partners has sole power to vote and dispose of 495,909 shares of Common Stock, representing approximately 1.1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 235,533 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

         21st Century T-E has sole power to vote and dispose of 168,646 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 562,796 shares of Common Stock, representing approximately 1.3% of the outstanding shares of Common Stock.

         21st Century Foreign has sole power to vote and dispose of 66,887 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 664,555 shares of Common Stock, representing approximately 1.5% of the outstanding shares of Common Stock.

         By virtue of his being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 38 of 43 Pages
-----------------------------                     ------------------------------


         By virtue of his being the majority member of ALSI, LLC, Andrew Sandler may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

         By virtue of his being the sole shareholder of MJDM Corp., Michael Marocco may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

         By virtue of his being the majority shareholder of Four JK Corp., John Kornreich may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

         By virtue of being a general partner of 21st Century Partners, 21st Century T-E and 21st Century Foreign, Sandler Investment Partners may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Sandler Investment Partners, Sandler Capital Management may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Sandler Capital Management, ARH Corp. may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Sandler Capital Management, ALSI, LLC may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Sandler Capital Management, MJDM Corp. may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Sandler Capital Management, Four JK Corp. may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

         By virtue of being a general partner of 21st Century Partners, 21st Century T-E and 21st Century Foreign, InfoMedia Associates may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

Item 5(c) is supplemented as follows:

                  (c) The following table sets forth a description of all transactions in shares of Common Stock of the Issuer by the Reporting Persons identified in Item 2 of this Schedule 13D effected in the last sixty days and following the date of the Schedule 13D.

                                           Number of
                         Acquisition        Shares
Reporting Person             Date          Acquired          Consideration(1)
----------------            ------         --------          ----------------
Wheatley                   7/13/98          221,737              $24.3875
Wheatley Partners          7/13/98           32,543              24.3875
Woodland Foreign           7/13/98           20,569              24.3875
Barry Rubenstein           7/13/98            8,645              24.3875
Irwin Lieber               7/13/98            8,645              24.3875
Seth Lieber                7/13/98            2,882              24.3875
Jonathan Lieber            7/13/98            2,882              24.3875

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 39 of 43 Pages
-----------------------------                     ------------------------------


                                           Number of
                         Acquisition        Shares
Reporting Person             Date          Acquired          Consideration(1)
----------------            ------         --------          ----------------
21 Century Partners       7/28/98            91,534             $20.7407
21 Century Partners       7/29/98            30,511             $20.00
21 Century Partners       7/30/98            47,462             $20.00
21 Century Partners       8/04/98            16,951             $20.00

21st Century T-E          7/28/98            31,143             $20.7407
21st Century T-E          7/29/98            10,380             $20.00
21st Century T-E          7/30/98            16,150             $20.00
21st Century T-E          8/04/98             5,767             $20.00

21st Century Foreign      7/28/98            12,323             $20.7407
21st Century Foreign      7/29/98             4,109             $20.00
21st Century Foreign      7/30/98             6,388             $20.00
21st Century Foreign      8/04/98             2,282             $20.00


--------------------
(1) The Reporting Persons set forth above acquired the shares of Common Stock pursuant the Merger Agreement as reported in the Schedule 13D. Pursuant to an exchange ratio of .32953 shares of the Issuer for each Gray Peak Common Stock (or $24.3875 per share of Common Stock of the Issuer).

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 40 of 43 Pages
-----------------------------                     ------------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  August 14, 1998                     WHEATLEY PARTNERS, L.P.
                                       By: Wheatley Partners, LLC,
                                                General Partner


                                           By: /s/ Barry Rubenstein
                                               -----------------------
                                               Barry Rubenstein, Chief Executive
                                               Officer

                                           WHEATLEY PARTNERS, LLC


                                           By: /s/ Barry Rubenstein
                                               ----------------------
                                               Barry Rubenstein, Chief Executive
                                               Officer


                                              /s/ Barry Rubenstein
                                              --------------------
                                              Barry Rubenstein


                                             /s/ Irwin Lieber
                                             ----------------
                                                 Irwin Lieber


                                             /s/ Barry Fingerhut
                                             -------------------
                                                 Barry Fingerhut


                                             /s/ Seth Lieber
                                             ---------------
                                              Seth Lieber


                                             /s/ Jonathan Lieber
                                             -------------------
                                              Jonathan Lieber

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 41 of 43 Pages
-----------------------------                     ------------------------------


                                    WHEATLEY MANAGEMENT LTD.


                                     By:  /s/ Irwin Lieber
                                          -----------------------------
                                          Irwin Lieber, President

                                     WHEATLEY FOREIGN PARTNERS, L.P.
                                     By: Wheatley Partners, LLC, General
                                         Partner

                                     By:  /s/ Barry Rubenstein
                                          -----------------------------
                                          Barry Rubenstein, Chief Executive
                                          Officer

                                     WOODLAND PARTNERS


                                     By:  /s/ Barry Rubenstein
                                          -----------------------------
                                          Barry Rubenstein, a General Partner


                                     /s/ Marilyn Rubenstein
                                     -----------------------------
                                      Marilyn Rubenstein

                                     INFOMEDIA ASSOCIATES, LTD.


                                     By:   /s/ Barry Rubenstein
                                          -----------------------------
                                          Barry Rubenstein, President

                                     21ST CENTURY COMMUNICATIONS PARTNERS, L.P.


                                     By: Sandler Investment Partners, L.P.,
                                         General Partner

                                     By: Sandler Capital Management, General
                                         Partner

                                     By: ARH Corp., General Partner


                                     By: /s/ Edward Grinacoff
                                         -----------------------------
                                         Edward Grinacoff, Secretary and
                                         Treasurer

                                     21ST CENTURY COMMUNICATIONS T-E PARTNERS,
                                     L.P.

                                     By: Sandler Investment Partners, L.P.,
                                         General Partner

                                     By: Sandler Capital Management, General
                                         Partner


                                     By: ARH Corp., General Partner


                                     By: /s/ Edward Grinacoff
                                         -----------------------------
                                         Edward Grinacoff, Secretary and
                                         Treasurer

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 42 of 43 Pages
-----------------------------                     ------------------------------


                                     21ST CENTURY COMMUNICATIONS FOREIGN
                                     PARTNERS, L.P.

                                     By:  Sandler Investment Partners, L.P.,
                                          General Partner

                                     By:  Sandler Capital Management, General
                                          Partner

                                     By:  ARH Corp., General Partner


                                     By:   /s/ Edward Grinacoff
                                           -------------------------------------
                                           Edward Grinacoff, Secretary and
                                           Treasurer


                                     SANDLER INVESTMENT PARTNERS, L.P.

                                     By:  Sandler Capital Management, General
                                          Partner

                                     By:  ARH Corp., General Partner


                                     By:   /s/ Edward Grinacoff
                                           -------------------------------------
                                           Edward Grinacoff, Secretary and
                                           Treasurer


                                     SANDLER CAPITAL MANAGEMENT

                                     By: ARH Corp., General Partner


                                     By:  /s/ Edward Grinacoff
                                          --------------------------------------
                                          Edward Grinacoff, Secretary and
                                          Treasurer

                                     ARH CORP.


                                     By:  /s/ Edward Grinacoff
                                          --------------------------------------
                                          Edward Grinacoff, Secretary and
                                          Treasurer

                                      ALSI, LLC


                                      By: /s/ Andrew Sandler
                                          --------------------------------------
                                          Andrew Sandler, Member

                                      MJDM CORP.


                                      By: /s/ Michael Marocco
                                          --------------------------------------
                                          Michael Marocco, Shareholder

-----------------------------                     ------------------------------
CUSIP No. 917327 10 8                     13D        Page 43 of 43 Pages
-----------------------------                     ------------------------------




                                       FOUR JK CORP.


                                       By: /s/ John Kornreich
                                           ------------------------------------
                                           John Kornreich, Shareholder



                                          /s/ Harvey Sandler
                                        ----------------------------------------
                                              Harvey Sandler


                                         /s/ Andrew Sandler
                                        ----------------------------------------
                                             Andrew Sandler


                                        /s/ Michael Marocco
                                        ----------------------------------------
                                            Michael Marocco


                                        /s/ John Kornreich
                                        ----------------------------------------
                                            John Kornreich